EXHIBIT 21.1

SUBSIDIARIES OF REGISTRANT

Bitstream World Trade, Inc., a Delaware corporation

Bitstream, B.V., a Dutch corporation

MyFonts.com, Inc., a Delaware corporation

Bitstream India Private limited, a corporation formed under the Indian Companies Act of 1956.